Exhibit 5.1

[Form of Opinion from Creel, García-Cuéllar, Aiza y Enríquez, S.C.]

, 2019

Vista Oil & Gas S.A.B. de C.V.,

Calle Volcán 150, piso 5,

Colonia Lomas de Chapultepec,

Miguel Hidalgo, Ciudad de México,

Código Postal 11000

Ladies and Gentlemen:

We have acted as special Mexican counsel to Vista Oil & Gas, S.A.B. de C.V. (“Vista” or the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form F-1 (as amended, the “Registration Statement”) for the offering in the United States of America and other countries outside of Mexico pursuant to the Securities Act of 1933, as amended, of series A shares of common stock, no par value and one vote per share (the “Series A Shares”). Terms not defined herein shall have the meaning ascribed to them in the Registration Statement.

In rendering the opinion set forth herein, we have only examined copies of the following:

1.	the stock certificate representing the Series A Shares (the “Series A Shares Certificate”);

2.

the public deeds listed and described in Schedule A hereto, which contains the deed of incorporation (acta constitutiva) and the current by-laws (estatutos sociales) (collectively, the “Estatutos Sociales”) of Vista; and

3.

the public deed described in Schedule B hereto, which contains the shareholders resolutions dated                     , 2019, authorizing, among other things, the capital increase, issuance, offer and sale of the Series A Shares (the “Shareholders Resolutions”).

For purposes of this opinion letter the documents listed in numerals 1 to 3 above are hereinafter collectively referred to as the “Opinion Documents.”

In rendering the opinion expressed below, we have assumed without any independent investigation or verification of any kind, the legal capacity and authority of all natural persons, the genuineness of all signatures, the authenticity and effectiveness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. With respect to factual matters, we have relied upon certificates of representatives of Vista and upon representations made in or pursuant to the Opinion Documents. We have not undertaken any independent investigations before any public registries. We have also assumed that the Estatutos Sociales, and the Shareholders Resolutions have not been amended, revoked or modified in any way since the date of the Estatutos Sociales and Shareholders Resolutions mentioned above.

Based upon the foregoing, and subject to the qualifications stated herein, and having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that:

1.    All the outstanding Series A Shares of the Company, including the Series A Shares underlying the ADSs being offered as set forth in the Registration Statement, have been duly authorized and validly issued, and when paid by the relevant U.S. underwriters and any other investor, will be fully paid and non-assessable.

We note that a competent court’s decision regarding matters upon which we opine herein would be based upon such court’s own analysis and interpretation of the evidence before such court and applicable law.

We are qualified to practice law only in Mexico. We express no opinion as to any laws other than the laws of Mexico in effect as of the date hereof and we have assumed that there is nothing in the law of any other jurisdiction that affects our opinion which is delivered based upon Mexican applicable law as of the date hereof. This opinion does not cover any matters arising under the laws of New York, United States of America or under any treaties or conventions to which the United States of America may be a party or by which it may be bound.

We consent to (i) the filing of this opinion as an exhibit to the Registration Statement, and (ii) the use of the name of our firm in the Registration Statement under the captions “Legal Matters” and “Enforceability of Civil Liabilities”. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

Creel, García-Cuéllar, Aiza y Enríquez, S.C.

Schedule A

Public Deeds containing the Estatutos Sociales of Vista

1. Incorporation Deed

Public deed number 79,311, issued on March 22, 2017 by Roberto Núñez y Bandera, Notary Public no. 1 of Mexico City, containing the incorporation deed of the Company.

2. Current Bylaws

Public deed number 80, 566, issued on July 28, 2017 by Carlos Alberto Sotelo Regil Hernández, Notary Public number 165 of Mexico City, acting as substitute for Roberto Nuñez y Bandera Notary Public number 1 of Mexico City, containing the current bylaws of the Company.

Schedule B

Public Deeds containing the Shareholders Resolutions

1. Shareholder Resolutions

Public deed number                 , issued on                     , 2019 by Mr.                 , Roberto Núñez y Bandera, Notary Public no.              of Mexico City, containing the formalization of Shareholders Resolutions.